            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                      Commission File Number: 333-49957-01
                                  ----------
(Check One):   [X] Form 10-K [ ] Form 10-Q and Form 10-QSB
               [ ] Form 20-F [ ] Form 11-K    [ ] Form N-SAR

                       For Period Ended: November 30, 2002
                           ------------------------
[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

            For the Transition Period Ended:
                                             ------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              -----------------

PART I - REGISTRANT INFORMATION

                           Eagle-Picher Holdings, Inc.
                             A DELAWARE CORPORATION

                         I.R.S. EMPLOYER IDENTIFICATION
                                 NO. 13-3989553

          11201 NORTH TATUM BLVD, SUITE 110, PHOENIX, ARIZONA 85028
                                 (602) 923-7200

                         TABLE OF ADDITIONAL REGISTRANTS

                                         JURISDICTION                              IRS EMPLOYER
                                       INCORPORATION OR        COMMISSION         IDENTIFICATION
NAME                                     ORGANIZATION          FILE NUMBER            NUMBER
----                                     ------------          -----------        --------------
Eagle-Picher Industries, Inc.                Ohio                333-49957          31-0268670
Daisy Parts, Inc.                          Michigan           333-49957-02          38-1406772
Eagle-Picher Development Co., Inc.         Delaware           333-49957-03          31-1215706
Eagle-Picher Far East, Inc.                Delaware           333-49957-04          31-1235685
Eagle-Picher Minerals, Inc.                 Nevada            333-49957-06          31-1188662
Eagle-Picher Technologies, LLC             Delaware           333-49957-09          31-1587660
Hillsdale Tool & Manufacturing Co.         Michigan           333-49957-07          38-0946293
EPMR Corporation (f/k/a Michigan           Michigan           333-49957-08          38-2185909
     Automotive Research Corp.)

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ](c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

We can not prepare and file our financial statements on Form 10-K for the year ended November 30, 2002 within the prescribed time period without unreasonable effort and expense because we were considering the early adoption of EITF 00-21, Revenue Arrangements with Multiple Deliverables, in fiscal 2002. This new accounting literature will impact our financial statement presentation of the accounting for tooling costs. We will adopt EITF 00-21, as required, on December 1, 2003. We are evaluating the impact EITF 00-21 will have on us, but do not expect it to have a material impact on our financial condition or results of operations. We fully expect to be able to file within the additional time allowed by this report.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Thomas R. Pilholski           (602)             923-7200
           -------------------        -----------     ------------------
                (Name)                (Area Code)     (Telephone Number)

(2)Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed. If answer is no, identify report(s).
        [X] YES [ ] NO

(3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
        [ ] YES [X] NO

   If so, attach an explanation of the anticipated change, both narrative, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Eagle-Picher Holdings, Inc.
                 --------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 3, 2003     By:  /s/ Thomas R. Pilholski
                                 -------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EAGLE-PICHER INDUSTRIES, INC.



                                        /s/ Thomas R. Pilholski
                                       -----------------------------------
                                       Thomas R. Pilholski
                                       Senior Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       DAISY PARTS, INC.



                                        /s/ Thomas R. Pilholski
                                       ---------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EAGLE-PICHER DEVELOPMENT CO., INC.



                                       /s/ Thomas R. Pilholski
                                       -----------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EAGLE-PICHER FAR EAST, INC.



                                       /s/ Thomas R. Pilholski
                                       -----------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EAGLE-PICHER MINERALS, INC.



                                        /s/ Thomas R. Pilholski
                                       ---------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EAGLE-PICHER TECHNOLOGIES, LLC



                                        /s/ Bradley J. Waters
                                       -----------------------------------
                                       Bradley J. Waters
                                       Vice President and
                                       Chief Financial Officer



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       HILLSDALE TOOL & MANUFACTURING CO.



                                        /s/ Thomas R. Pilholski
                                       -----------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has dully caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EPMR CORPORATION



                                        /s/ Thomas R. Pilholski
                                       --------------------------------
                                       Thomas R. Pilholski
                                       Vice President



DATE   March 3, 2003